As filed with the Securities and Exchange Commission on March 20, 2024

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Trevi Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	45-0834299
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

195 Church Street, 16th Floor

New Haven, CT 06510

(Address of principal executive offices)

2019 Stock Incentive Plan

(Full title of the plan)

Jennifer Good

President and Chief Executive Officer

Trevi Therapeutics, Inc.

195 Church Street, 16th Floor

New Haven, Connecticut 06510

(Name and address of agent for service)

(203) 304-2499

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

Statement of Incorporation by Reference

This Registration Statement on Form S-8, relating to the 2019 Stock Incentive Plan (the "2019 Plan") of Trevi Therapeutics, Inc. (the “Registrant”), is being filed for the purpose of registering additional securities of the same class as other securities for which a Registration Statement on Form S-8 has previously been filed and is effective. Pursuant to General Instruction E to Form S-8, except as otherwise set forth below, this Registration Statement incorporates by reference (i) the contents of the Registration Statement on Form S-8, File No. 333-231260, relating to the 2012 Stock Incentive Plan, as amended, of the Registrant, the 2019 Plan, and the 2019 Employee Stock Purchase Plan of the Registrant (the “2019 ESPP”), filed by the Registrant with the Securities and Exchange Commission on May 7, 2019, (ii) the contents of the Registration Statement on Form S-8, File No. 333-237193, relating to the 2019 Plan and the 2019 ESPP, filed by the Registrant with the Securities and Exchange Commission on March 16, 2020, (iii) the contents of the Registration Statement on Form S-8, File No. 333-257729, relating to the 2019 Plan and the 2019 ESPP, filed by the Registrant with the Securities and Exchange Commission on July 7, 2021, (iv) the contents of the Registration Statement on Form S-8, File No. 333-264615, relating to the 2019 Plan and the 2019 ESPP, filed by the Registrant with the Securities and Exchange Commission on May 2, 2022, and (v) the contents of the Registration Statement on Form S-8, File No. 333-271839, relating to the 2019 Plan and the 2019 ESPP, filed by the Registrant with the Securities and Exchange Commission on May 11, 2023.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of its directors or officers to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except where (i) the director or officer breached his or her duty of loyalty to the corporation or its stockholders, (ii) the director or officer failed to act in good faith or engaged in intentional misconduct or knowingly violated a law, (iii) a director authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL, (iv) a director or officer engaged in a transaction from which the director or officer obtained an improper personal benefit, or (v) in the case of an officer, an action was brought by or in the right of the corporation. The Registrant’s certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director or officer of the Registrant shall be personally liable to the Registrant (in the case of directors) or the Registrant’s stockholders (in the case of directors and officers) for monetary damages for any breach of fiduciary duty as a director or officer. It also provides that if the DGCL is amended to permit further elimination or limitation of the personal liability of directors or officers, then the liability of a director or officer of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 145 of the DGCL provides that a corporation has the power to indemnify a current or former director, officer, employee or agent of the corporation and certain other persons who currently or formerly served at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is party to, or is threatened to be made a party to, by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s certificate of incorporation provides that the Registrant will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), by reason of the fact that he or she is or was, or has agreed to become, the Registrant’s director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

The Registrant’s certificate of incorporation also provides that the Registrant will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Registrant to procure a judgment in the Registrant’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, the Registrant’s director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If the Registrant does not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

In addition, the Registrant has entered into indemnification agreements with all of the Registrant’s directors and executive officers. In general, these agreements provide that the Registrant will indemnify the executive officer or director to the fullest extent permitted by law for claims arising in his or her capacity as an executive officer or director of the Registrant or in connection with his or her service at the Registrant’s request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that an executive officer or director makes a claim for indemnification and establish certain presumptions that are favorable to the executive officer or director.

The Registrant maintains a general liability insurance policy that covers certain liabilities of the Registrant’s directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as the foregoing provisions permit indemnification of directors, executive officers, or persons controlling the Registrant for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8. Exhibits.

The following exhibits are incorporated herein by reference:

Number	Description
4.1(1)	Restated Certificate of Incorporation of the Registrant
4.2(2)	Amended and Restated Bylaws of the Registrant
5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant
23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm
24.1	Power of attorney (included on the signature pages of this registration statement)
99.1(3)	2019 Stock Incentive Plan
107	Filing Fee Table

____________

(1)
Previously filed with the Securities and Exchange Commission on August 10, 2023 as an Exhibit to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-38886) and incorporated herein by reference.
(2)
Previously filed with the Securities and Exchange Commission on April 14, 2023 as an Exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-38886) and incorporated herein by reference.
(3)
Previously filed with the Securities and Exchange Commission on April 5, 2019 as an Exhibit to the Registrant’s Registration Statement on Form S-1 (File No. 333-230745) and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Haven, Connecticut, on this 20th day of March, 2024.

Trevi Therapeutics, Inc.

By:	/s/ Lisa Delfini
Name:	Lisa Delfini
Title:	Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Trevi Therapeutics, Inc., hereby severally constitute and appoint Jennifer Good and Lisa Delfini, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Trevi Therapeutics, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jennifer Good	President and Chief Executive Officer, Director (Principal Executive Officer)	March 20, 2024
Jennifer Good

/s/ Lisa Delfini	Chief Financial Officer (Principal Financial Officer)	March 20, 2024
Lisa Delfini

/s/ Christopher Galletta	Controller (Principal Accounting Officer)	March 20, 2024
Christopher Galletta

/s/ David Meeker, M.D.	Chairman of the Board	March 20, 2024
David Meeker, M.D.

/s/ James V. Cassella, Ph.D.	Director	March 20, 2024
James V. Cassella, Ph.D.

/s/ Dominick Colangelo	Director	March 20, 2024
Dominick Colangelo

/s/ Michael Heffernan	Director	March 20, 2024
Michael Heffernan

/s/ Edward Mathers	Director	March 20, 2024
Edward Mathers

/s/ Anne VanLent	Director	March 20, 2024
Anne VanLent